VI.	CODE OF ETHICS GOVERNING PERSONAL SECURITIES TRADING BY COVERED PERSONS.

Adviser’s Code of Ethics requires that all Covered Persons acknowledge that they have read, understand and agree to comply with the Code. The CCO or her designee will keep records of all such acknowledgements, and will be responsible for circulating to all personnel any amended Code of Ethics.

A	Introduction.

High ethical standards are essential for the success of Sandler Capital Management (“Adviser”) and to maintain the confidence of clients. Adviser’s long-term business interests are best served by adherence to the principle that clients’ interests come first. Further, Adviser has a fiduciary duty to its clients which requires individuals associated with Adviser to act in the best interests of Adviser’s clients and always place the clients’ interests first and foremost. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. In recognition of the fiduciary obligations of Adviser to its clients and the desire of Adviser to maintain its high ethical standards, Adviser has adopted this Code of Ethics which seeks to place the interests of Adviser’s clients over the interests of any Covered Person; imposes standards of business conduct for all Covered Persons; requires Covered Persons to comply with the Federal Securities Laws; and regulates personal Securities transactions of Covered Persons.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment at Adviser. Failure to comply with any provision hereof is grounds for termination.

B.	Definitions.

1.

Beneficial Ownership means any interest in Securities where a person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect “Pecuniary Interest” in such Securities. While the definition of “Pecuniary Interest” is complex, a person generally has a Pecuniary Interest in Securities if such person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities. See the footnote below for examples of an indirect Pecuniary Interest in Securities.[6]

[6]	The following are examples of an indirect Pecuniary Interest in Securities:

a. Securities held by members of an employee’s immediate family sharing the same household or in the case of the employee’s minor children or spouse even if they do not share the same household. However, these presumptions may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide such employee with any economic benefit. “Immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

b. An employee’s proportionate interest as a general partner in portfolio Securities held by a general or limited partnership.

c. An employee’s interest as a manager or member in the Securities held by a limited liability company.

d. If an employee is a trustee of a trust and has a Pecuniary Interest in any holding or transaction in an issuer’s Securities held by the trust as well as if an employee is trustee and members of such employee’s immediate family receive certain performance fees or a member of such employee’s immediate family is a beneficiary to the trust.

e. If an employee is a beneficiary to a trust and such employee (a) shares investment control with the trustee with respect to a trust transaction, both the employee and the trust will be deemed to have an indirect Pecuniary Interest in the transaction; (b) has investment control with respect to a trust transaction without consultation with the trustee, then the employee will be deemed to have an indirect Pecuniary Interest in such transaction; and (c) shall be deemed to have an indirect Pecuniary Interest in the issuer’s Securities held by a trust to the extent of such employee’s pro rata interest in the trust where the trustee does not exercise exclusive control over the trust. For instance, an employee who holds Securities as a beneficiary of a trust over which he has investment discretion, such as a 401(k) or other participant-directed employee benefit plan, would be considered beneficial owner of Securities in the plan.

f. If an employee is a settlor of a trust and reserves the right to revoke the trust without the consent of another person, the employee will be deemed to have a Pecuniary Interest in the trust holdings and transactions; provided, however, if the settlor

2.

Client Account includes any account managed by a portfolio manager of Adviser (other than a Beneficial Interest Account) which is not a Personal Account of that portfolio manager and for which Adviser receives an advisory fee.

3.

Covered Person means any member or employee of Adviser. A Covered Person also includes any solicitor, consultant or agent retained by Adviser who (i) makes or participates in the making of investment recommendations for Adviser’s clients, or (ii) has access to information on recommended investments for Adviser’s clients, unless otherwise determined by the CCO. For purposes of this Code, Covered Persons include Non-Resident Covered Persons, unless explicitly excluded.

4.

Covered Security means all Securities other than (1) direct obligations of the U.S. government; (2) shares issued by money market funds; (3) shares issued by open-end investment companies (e.g., mutual funds); and (4) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

5.

Federal Securities Laws means the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934 (“Exchange Act”), the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

6.

Fixed Income Security means a fixed income Security issued by an agency or instrumentality of, or unconditionally guaranteed by, the government of the United States, a corporate debt Security, a mortgage-backed or other asset-backed Security, a taxable fixed income Security issued by a state or local government or a political subdivision thereof, a structured note or loan participation, a foreign government debt Security, or a debt Security of an international agency or a supranational agency.

7.

Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 promulgated thereunder.

8.	Non-Resident Covered Person means any Covered Person who is not involved in the day-to-day activities of Adviser.

9.

Personal Account means any account in which a Covered Person has any direct or indirect Beneficial Ownership in Securities held in the account other than (a) Beneficial Interest Accounts subject to Section X of this Manual and (b) accounts specifically excluded from the definition of Personal Account by the CCO. In determining whether a Covered Person has a Beneficial Ownership interest in Securities in a particular account, the Covered Person should review the definition of Beneficial Ownership above including footnote 6. A Personal Account does not include any account for which a Covered Person serves as trustee of a trust or as a director of a charity provided (i) the Covered Person does not have a Pecuniary Interest in any holding or does not exercise or share investment control over the issuer’s Securities held by the trust, the Pecuniary Interests in the trust holdings and transactions shall be attributed to the trust instead of the employee as settlor.

g. Employees do not have an indirect Pecuniary Interest in the portfolio Securities held by a corporation or similar entity in which he/she owns Securities if such employee is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

transaction in Securities held by the trust or charity; (ii) the Covered Person and members of such Covered Person’s immediate family do not receive certain performance fees due to transactions in the Securities held by the trust or charity; (iii) a member of Covered Person’s immediate family is not a beneficiary of the trust or charity; and (iv) if the Covered Person exercises control or shares investment control over Securities held by the trust, the Covered Person is not the settlor of the trust with the right to revoke the trust without consent of another person.

10.	Qualified Foreign Government means a national government of a developed foreign country with outstanding Fixed Income Securities in excess of fifty billion dollars.

11.

Securities means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing.

12.	Tax-Exempt Municipal Bond means any Fixed Income Security exempt from federal income tax that is issued by a state or local government or a political subdivision thereof.

C.	Standards of Business Conduct.

Adviser requires its Covered Persons to abide by standards of conduct that reflect Adviser’s fiduciary duty to its clients and the high value it places on integrity and fair dealing in its business activities. The standards are reflected in the following principles:

1.	Covered Persons owe a duty of loyalty to Adviser’s clients requiring them to act in the best interests of Adviser’s clients and always place the clients’ interests first and foremost.

2.

Covered Persons must avoid actions or activities that allow (or appear to allow) them or their family members to improperly profit or benefit from their relationships with Adviser and its clients, or that bring into question their independence or judgment.

3.	Covered Persons must report any violations of this Code promptly to the CCO.

4.	Covered Persons must always observe high standards of business conduct and act in accordance with all applicable Federal Securities Laws and regulations and other applicable laws and regulations.

5.	Covered Persons cannot, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by any Client Account:

a.	employ any device, scheme or artifice to defraud;

b.	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

c.	engage in any act, practice or course of business which would operate as a fraud or deceit; or

d.	engage in any manipulative practice.

6.	Covered Persons cannot engage in any inappropriate trading practices.

7.

Covered Persons cannot cause or attempt to cause any Client Account to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Covered Person. No Covered Person shall recommend any Securities transactions for a Client Account without having disclosed to the CCO his or her interest, if any, in such Securities or the issuer thereof, including, without limitation:

a.	his or her direct or indirect Beneficial Ownership of any Securities of such issuer;

b.	any position with such issuer or its affiliates; or

c.	any present or proposed business relationship between such issuer or its affiliates and the Covered Person or any party in which the Covered Person has a significant interest.

8.

Covered Persons may not engage in personal transactions in Securities at the expense of his or her obligations to Adviser’s clients. This means that (i) Covered Persons (other than Non-Resident Covered Persons) shall devote sufficient time and resources to Client Accounts and shall not engage in “excessive” personal trading (i.e., more than twenty (20) purchase or sale orders in any thirty (30) day period); and (iii) Covered Persons shall not take for themselves investment opportunities that should be given to Client Accounts.

9.

Covered Persons shall not serve as a director (or hold a similar position) on the board or serve as a member of a creditors committee of any for-profit company (other than at the request of Adviser in connection with its private equity or fixed income Security investments) unless any such Covered Person has received written approval from the CCO. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any Client Account.

D.	Restrictions on Personal Investing Activities and Other Business Activities.

All transactions in Securities in a Personal Account must be precleared by Adviser unless such transaction falls into one of the categories that are identified as excepted from preclearance, as set forth in Section D(3) below. The procedure for requesting preclearance is set forth in Section D(l) below. A decision regarding whether to approve a preclearance request will be based on the guidelines set forth in Section D(2) below.

1.	Procedure for Requesting Preclearance of Transactions in Personal Account.

a.	Publicly Traded Securities.

(i) Covered Persons. A Covered Person (other than a Non-Resident Covered Person) must request and obtain the prior approval of Eric Lewis, Cheryl Demaree or a designee before engaging in any transaction in his or her Personal Account involving public Securities. A request for preclearance may be made in person, via email or telephone provided that a Preclearance Form is completed in advance of the contemplated transaction. (A sample Preclearance Form for publicly traded equity Securities is attached as Appendix Al. A sample Preclearance Form for publicly traded Fixed Income Securities is attached as Appendix A2.) Eric Lewis, Cheryl Demaree or a designee (who shall not have any personal interest in the subject transaction) may approve the transaction if he or she concludes that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on a Client

Account. Eric Lewis’s trades must be precleared by Cheryl Demaree or her designee. Cheryl Demaree’s trades must be precleared by Eric Lewis or his designee. Any preclearance under this Section will remain in effect only for the day on which such preclearance is granted.

(ii) Non-Resident Covered Persons. A Non-Resident Covered Person (or a designee) must request and obtain the prior approval of Andrew Sandler or his designee before engaging in any transaction in his or her Personal Account involving public Securities. Such request shall be made no later than 9:15am on the day for which preclearance is sought and shall be limited to fifteen (15) ticker symbols. (Andrew Sandler, Eric Lewis, Cheryl Demaree, or a designee may waive such time or quantity restriction in his or her sole discretion.) Such request must include the name of the Security, the market capitalization of the issuer, the type of trade (buy, sell, cover, short, etc.) and whether the transaction is in an existing or new position of the Non-Resident Covered Person. Andrew Sandler or his designee (who shall not have any personal interest in the subject transaction) may approve the transaction if he concludes that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on a Client Account. At the close of each trading day on which a preclearance request was made by a Non-Resident Covered Person, such Non-Resident Covered Person (or a designee) shall report to Adviser’s traders, portfolio managers and CCO any trades that were executed on such day. A Preclearance Form for each approved and executed transaction must be submitted to Eric Lewis, Cheryl Demaree, Linda Pinkham or a designee promptly after requesting preclearance. (A sample Preclearance Form for publicly traded equity Securities is attached as Appendix Al. A sample Preclearance Form for publicly traded Fixed Income Securities is attached as Appendix A2.) Any preclearance under this Section D(1)(a) will remain in effect only for the day on which such preclearance is granted.

b.

Private Placements. A Covered Person must obtain preclearance from the CCO or her designee before engaging in any transaction in his or her Personal Account involving Limited Offerings, including privately placed Securities and limited partnership interests. The CCO’s transactions shall be subject to preclearance by William Bianco or his designee. If the CCO, in consultation with her Michael Marocco, determines that the Security should be purchased for a Client Account, preclearance shall not be granted. If the CCO, in consultation with her Michael Marocco, determines that the Security should not be purchased for a Client Account, then preclearance may be granted. In determining whether preclearance should be granted, the CCO shall take into account, among other factors, whether the investment opportunity should be reserved for a Client Account and whether the opportunity is being offered to the Covered Person by virtue of his or her position with Adviser. Any approval given under this Section D(l)(b) of this Section will remain in effect for the length of time reasonably required to effect the transaction, or thirty (30) days from the day preclearance was granted, whichever is shorter. A request for preclearance must be made by completing the Preclearance Form in advance of the contemplated transaction. A sample of such Preclearance Form is attached as Appendix B.

2.	Preclearance Guidelines.

a.

Generally. It is the responsibility of each Covered Person to ensure that a particular Securities transaction being considered for a Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal Securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section unless otherwise determined by the CCO. Proposed personal Securities transactions may be disapproved even if they meet all of the conditions of this Section. Subject to the more detailed provisions below, generally:

(i) Covered Persons, other than Non-Resident Covered Persons, shall not engage in “excessive” personal trading (i.e., more than twenty (20) purchase or sale orders in any thirty (30) day period).

(ii) Covered Persons shall not acquire any direct or indirect Beneficial Ownership of any Securities in any initial public offering.

(iii) Covered Persons generally may not trade in a Personal Account any Security on a day during which a Client Account trades the same Security.

(iv) Preclearance of Personal Account transactions in equity Securities of an issuer with market capitalization greater than or equal to $5 billion (a “Large Cap Equity”) will be made in accordance with Section (b) below, which generally permits Personal Account transactions in Large Cap Equity Securities unless on the same day as a Client Account trades such Large Cap Equity Security.

(v) Preclearance of Personal Account transactions in equity Securities of an issuer with a market capitalization of less than $5 billion (a “Small Cap Equity”) will be made in accordance with Section (c) below, which generally prohibits Personal Account transactions in Small Cap Equity Securities held by or being considered for Client Accounts.

(vi) Preclearance of Personal Account transactions in debt Securities will be made in accordance with Section (d) below, which generally prohibits Personal Account transactions in debt Securities held by Client Accounts unless such debt Securities meet certain thresholds.

(vii) The provisions of this Section do not apply to portfolio rebalancing that is automatically performed through Adviser’s Order Management System.

b.

Large Cap Equity Securities. For Personal Account transactions in a Large Cap Equity Security, preclearance requests will generally be granted unless Adviser plans to trade in the same Large Cap Equity Security on the same day for any Client Account. Adviser nonetheless recognizes that trades for Client Accounts and Personal Accounts in the same Large Cap Equity Security may occur in the same day for valid reasons, in which case preclearance may be granted. In the event that a Personal Account is granted preclearance to trade a Large Cap Equity Security on the same day as such Large Cap Equity Security is traded for a Client Account, Adviser must document the reasons why it has precleared such a trade for the Personal Account. In addition, profits in the Personal Account may be subject to disgorgement.

c.	Small Cap, Equity Securities.

(i)	General Preclearance Rules for Small Cap Equity Securities.

(A)	For Personal Account transactions in Small Cap Equity Securities that are owned by a Client Account and that are not already owned by the Personal Account, preclearance requests will be denied.

(B)

For Personal Account transactions in Small Cap Equity Securities that are not owned by a Client Account, preclearance requests will be denied if any Client Account is considering trading in the same Security within a week.

(C)

For Small Cap Equity Securities that are owned by both a Client Account and the Personal Account, preclearance requests will be denied if any Client Account is considering trading in the same Security within a week.

(ii)

Timing of Same Direction Trades for Personal Accounts and Client Accounts in Small Cap Equity Securities. Preclearance may be granted for a Personal Account to purchase (sell) a Small Cap Equity Security after purchasing (selling) such Small Cap Equity Security for Client Accounts. However, generally, Personal Accounts should not be allowed to purchase (sell) a Small Cap Equity Security ahead of a Client Account. Therefore, Adviser generally should only approve a Personal Account purchase (sale) of a Small Cap Equity Security if Adviser determines that it does not anticipate purchasing (selling) such Security for a Client Account over the next 7 days. Nonetheless, if subsequent to such approval a legitimate reason arises as to why Adviser needs to purchase (sell) a Small Cap Equity Security for a Client Account within 7 days following the purchase (sale) of that Small Cap Equity Security by the Personal Account, Adviser may purchase (sell) such Small Cap Equity Security for the Client Account and must document the reason for such a purchase (sale).

(iii)

Prohibition on Trades in Opposite Directions for Personal Accounts and Client Accounts in Small Cap Equity Securities. After Adviser buys (sells) a Small Cap Equity Security for a Client Account, a Personal Account may not sell (purchase) such Small Cap Equity Security for at least 7 days unless there are compelling reasons for granting preclearance to such Personal Account and such actions are not inconsistent with Adviser’s fiduciary obligations to its Client Accounts. When a Covered Person is granted preclearance to sell (purchase) a Small Cap Equity Security within 7 days following the purchase (sale) of such Small Cap Equity Security for a Client Account, Adviser must document the reasons why it has precleared such a sale (purchase) for the Personal Account given the recent purchase (sale) of the Security made for Client Accounts.

d.	Debt Securities.

(i)

A request for preclearance of a transaction in a Personal Account involving Fixed Income Securities regardless of whether they are owned by a Client Account will be granted if the transaction size does not exceed the following specified thresholds (which thresholds may be increased or decreased by Adviser upon written notification to Covered Persons depending on the depth and liquidity of the markets for these Fixed Income Securities) (the “Maximum Thresholds”):

(A)	Purchases or sales of up to $1,000,000 (in market value or face amount whichever is lesser) per calendar month per issuer of Fixed Income Securities issued by a Qualified Foreign Government.

(B)

Purchases or sales of the following dollar values (measured in market value or face amount, whichever is lesser) of corporate debt Securities, mortgage-backed and other asset-backed Securities, Tax-Exempt Municipal Bonds, taxable state, local and municipal Fixed Income Securities, structured notes and loan participations, and foreign government debt Securities issued by non-qualified foreign governments (hereinafter collectively referred to as “Relevant Debt Securities”), and together with Fixed Income Securities issued by Qualified Foreign Government “Subject Debt Securities”:

(I)	Purchases or sales of up to $100,000 per calendar month per issuer if the original issue size of any Relevant Debt Security being purchased or sold was less than $50 million;

(II)

Purchases or sales of up to $500,000 per calendar month per issuer if the original issue size of any Relevant Debt Security being purchased or sold was at least $50 million but less than $100 million; or

(III)	Purchases or sales of up to $1,000,000 per calendar month per issuer if the original issue size of any Relevant Debt Security being purchased or sold was at least $100 million.

(ii)	For transactions in a Personal Account involving Subject Debt Securities that exceed the Maximum Thresholds, preclearance requests will be denied, unless otherwise approved by the CCO.

3.	Exceptions from Preclearance Provisions.

Preclearance shall not be required for the following transactions in Personal Accounts. They are exempt only from the Code’s preclearance requirement, and, unless otherwise indicated, remain subject to the Code’s other requirements, including its reporting requirements.

a.	Purchases or sales of Securities with respect to accounts that do not qualify as Personal Accounts;

b.	Personal Account purchases or sales that are non-volitional on the part of the Covered Person such as purchases that are made pursuant to a dividend reinvestment plan;

c.

Personal Account purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of the issuer’s Securities, to the extent such rights were acquired from such issuer, and sales of such Securities so acquired;

d.

Personal Account transactions in, and holdings of (1) direct obligations of the U.S. government; (2) shares issued by money market funds; (3) shares issued by open-end investment companies (e.g., mutual funds); (4) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (5) Exchange Traded Funds, and (6) Securities issued by a U.S. state or locality (e.g., municipal bonds).

e.

Personal Account transactions effected in, and the holdings of, any account over which the Covered Person has no direct or indirect influence or control (e.g., blind trust, discretionary account or trust managed by a third party, etc.).

E.	Reporting.

1.	Initial and Annual Holdings Reports.

All Covered Persons must complete an Initial Holdings Report (attached as Schedule I to this Code) and return it to the CCO, or her designee, no later than ten (10) days after becoming associated with Adviser, with information current as of a date no more than 45 days prior to the beginning of such association. Annually thereafter, all Covered Persons must complete an Annual Holdings Report (attached as Schedule II to this Code) and return it to the CCO, or her designee. These Holdings Reports shall set forth:

a.

The title and type of each Covered Security, the exchange ticker symbol or CUSIP number (if applicable), number of shares or principal amount of each Covered Security including but not limited to Limited Offerings, private placements, and hedge fund interests in which the Covered Person has any direct or indirect Beneficial Ownership;

b.	The name of the entity with which the Covered Person maintains an account in which any Securities are held for the direct or indirect benefit of the Covered Person[7]; and

c.	The date that the report is submitted by the Covered Person.

2.	Quarterly Transaction Reports.

All Covered Persons must complete a Quarterly Transaction Report (attached as Schedule III to this Code) and return it to the CCO, or her designee, within 30 days of the end of each calendar quarter. The Quarterly Transaction Report should set forth any transaction in a Covered Security over which the Covered Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership during the quarter and should contain the following information:

a.

the date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;

b.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.	the price of the Security at which the transaction was effected;

d.	the name of the entity with or through which the transaction was effected; and

[7]

Please note the information required by this item E(1)(b) applies to a broader array of Securities than item E(1)(a). In providing the information required by item (a), Covered Persons only need to consider Covered Securities in which such Covered Person had any direct or indirect Beneficial Ownership. However, in providing the information required by item (b) Covered Persons need to consider accounts holding all Securities in which such Covered Person has a direct or indirect Beneficial Ownership interest. For instance, Covered Persons need to identify accounts that hold mutual fund shares, but do not need to provide a list of which mutual funds are held in the accounts.

e.	the date that the report is submitted by the Covered Person.

3.

Duplicate Copies of Trade Confirmations and Account Statements. To fulfill the Holdings Reports and Quarterly Transactions Reports requirements for Covered Securities held in brokerage accounts, Covered Persons are required to direct their brokers or custodians or any persons managing such Covered Person’s Personal Accounts to submit to Linda Pinkham or her designee duplicate copies of (i) trade confirmations within 5 days after any transaction in Covered Securities and (ii) brokerage statements (issued no less frequently than quarterly) listing Covered Securities. A Covered Person shall not be required to submit trade confirmations or brokerage statements for any transaction in a Personal Account over which such Covered Person has no direct or indirect influence or control. Each Covered Person has an affirmative obligation to notify the CCO or her designee promptly if any new Personal Accounts are opened with a broker or custodian or if an existing Personal Account is moved to a different broker or custodian, and shall provide the following information with respect to such Personal Account: (1) the name of the broker-dealer or custodian with whom the Personal Account was established; (2) the date the Personal Account was established; and (3) if a new Personal Account, a copy of the initial brokerage statement. Each Covered Person shall direct their new brokers or custodians or any persons managing such Covered Person’s Personal Accounts to submit to Linda Pinkham or her designee the statements as set forth above.

4.

Disclosure of Securities Holdings and Business Activities. It is the responsibility of each Covered Person to disclose to the CCO any Securities ownership or significant business activities that may be deemed to present a potential conflict of interest with Adviser clients.

F.	Recordkeeping.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by Linda Pinkham. It is every employee’s responsibility to ensure that this list is accurate in so far as it pertains to him or her.

Linda Pinkham or her designee shall keep in an easily accessible place for at least five years copies of all trade confirmations and periodic brokerage statements of Covered Persons, Holdings Reports and Quarterly Transaction Reports, copies of all preclearance forms, acknowledgments and other memoranda relating to the administration of this Code of Ethics. In addition, all versions of the Code, violations of the Code and lists of Covered Persons within the last five years shall be retained by Adviser.

G.	Confidentiality.

All reports of Securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

H.	Restricted List.

I.

Maintenance of Restricted List. The CCO or her designee shall compile and circulate the Restricted List daily to the portfolio managers and traders. Eric Lewis and Cheryl Demaree shall keep a copy of the Restricted List for reference when trading. The Restricted List may include the following: (a) issuers about whom Adviser has material, nonpublic information and a restriction is appropriate; (b) issuers with a market capitalization of less than $5 billion whose Securities were traded in a Personal Account; and (c) other restrictions determined by the CCO.

2.

Restricted List for Issuers About Which Adviser Has Material, Nonpublic Information. At times, Adviser through its business activities may have access to material nonpublic information about public issuers or to persons that have material nonpublic information about public issuers. Whenever an employee of Adviser encounters a situation that could reasonably cause Adviser to become aware of material nonpublic information about an issuer, the employee must bring the situation to the attention of the CCO. The CCO will determine if the issuer should be added to the Restricted List based on an evaluation of all the circumstances.

3.

General Prohibition on Trading of Restricted Securities. Adviser shall not trade for Client Accounts any Securities of issuers on the Restricted List without obtaining authorization from the CCO. A Covered Person may trade for a Personal Account Securities on the Restricted List only to the extent that such Securities are on the Restricted List because their issuers have a market capitalization of less than $5 billion and they were traded in a Personal Account provided that preclearance is sought and obtained in accordance with Section D of this Code of Ethics.

4.

Monitoring of Trading of Restricted Securities. The CCO will periodically monitor trading to identify transactions in Securities of issuers on the Restricted List and take action as necessary, which may include inquiry regarding the solicited or unsolicited nature of transactions, canceling transactions, or taking other appropriate action.

I.	Oversight of Code of Ethics.

The CCO is required to provide a copy of this Code of Ethics to any new Covered Person within 10 days of when such person becomes a Covered Person and thereafter whenever the Code of Ethics is amended.

1.

Acknowledgment. All Covered Persons are required annually to sign and acknowledge their familiarity with the provisions of this Code of Ethics by signing the acknowledgment attached to this Code of Ethics. In addition, any situation which may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the CCO or William Bianco.

2.

Review of Transactions. Linda Pinkham or her designee will review each Covered Person’s transactions in his or her Personal Account on a regular basis and compare them to (1) transactions for which Preclearance was granted as evidenced by the signed Preclearance Forms and (2) transactions entered into by Client Accounts. Any transactions that are believed to be a violation of this Code of Ethics shall be reported promptly to Eric Lewis or the CCO.

3.

Sanctions. The CCO, William Bianco and Eric Lewis, together with Andrew Sandler and Michael Marocco, shall consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may, at their discretion, impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, fines, suspension or termination of employment with Adviser, or reporting the activities at issue to the SEC or other state or federal regulators.

4.

Authority to Exempt Transactions. The CCO or William Bianco, on the one hand, and Eric Lewis or Cheryl Demaree, on the other hand, acting together and not individually have the authority to exempt any Covered Person or any personal Securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics, other than provisions relating to participating in an initial public offering or in a Limited Offering, if they determine that such exemption would not be against the interests of any Client. The CCO shall prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

J.	Gifts and Entertainment from Brokers and Others.

1.

Gifts and Entertainment from Brokers. Adviser’s choice of brokers is determined solely by the quality of execution and other services provided by the brokers and the reasonableness of their commission rates. In order to avoid the appearance that broker selection is made based upon other factors, donations and gifts from brokers are subject to the following:

(a)

Solicitation of Gifts and Entertainment from Brokers. Adviser employees may not solicit brokers, verbally or in writing, for charitable donations, gifts or entertainment (including, without limitation, time, money, or other goods or services), other than donations or gifts of tickets to sporting events, tickets to the theatre, meals, receptions or other comparable entertainment that are not so costly as to raise any question of impropriety.

(b)

Acceptance of Gifts and Entertainment from Brokers. Adviser employees may not accept charitable donations, gifts or entertainment in excess of $100 in the aggregate per year from any broker, unless such gifts are of a personal nature and are not in relation to the business of Adviser employee and there is a pre-existing personal relationship between the broker and Adviser employee. Adviser employees may accept an entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present and such event is not so costly as to raise any question of impropriety.

2.

Gifts and Entertainment from Others. Adviser employees may not solicit or accept from Others charitable donations, gifts or entertainment unless such charitable donations, gifts or entertainment are of reasonable value and not so costly as to raise any question of impropriety.

APPENDIX Al - PRECLEARANCE FORM FOR PUBLICLY TRADED EQUITY SECURITIES

Investment Information

Investment Type: Common:	Preferred:	Derivative (indicate type):
Issuer:	Market Cap:

Transaction Information

Transaction Type: Buy:	Sell:
Trade Date:	Quantity:	Broker/Dealer:

1)	Is the Security being offered in an initial public offering?
	Yes	(Preclearance Request DENIED.)
	No	(Go to Question 2.)

2)	Has the Covered Person engaged in 20 or more purchase or sale orders during the previous 30 days?
	Yes	(Preclearance request DENIED, unless Covered Person is a Non-Resident Covered Person, in which case, go to Question 3.)
	No	(Go to Question 3.)

3)	Is the Security one that has been traded or will be traded for a client on the same day?
	Yes	(Preclearance Request DENIED, unless exception is granted by CCO, in which case, go to Question 4.)
	No	(Go to Question 4.)

4)	Does the issuer have a market capitalization of less than $5 billion?
	Yes	(Go to Question 5.)
	No	(Go to Question 7.)

5)	Is the Security owned by a Client Account?
	Yes	(Preclearance Request DENIED unless preclearance is permitted in accordance with the rules set forth in the Manual; Go to Question 6.)
	No	(Go to Question 6.)

6)	Was Security traded for a Client Account within the PAST 7 days OR is trading of the Security being considered for a Client Account within the NEXT 7 days?
	Yes	(Preclearance Request DENIED unless preclearance is permitted in accordance with the rules set forth in the Manual; Go to Question 7.).
	No	(Go to Question 7.)

7)

Does the proposed transaction present a potential conflict of interest with clients resulting from any Securities ownership or significant business activities of the Covered Person or should the preclearance request be denied for any other reason including without limitation inconsistencies with standards of business conduct contained in the Code of Ethics?

	Yes	(Preclearance request DENIED.)
	No	(Preclearance request GRANTED.)

You are reminded that unless excepted by the Code of Ethics, you must direct your broker to send duplicate trade confirmations and periodic statements to Linda Pinkham for all Covered Securities. You must also provide quarterly transaction reports of any Covered Securities that are not reflected in the statements sent by your broker. Failure to report your transactions as required is a material breach of the Code of Ethics that may result in sanctions.

Representation and Signature: By executing this form, I represent that the information set forth above is accurate and correct to the best of my knowledge, and my trading in this Security is not based on any material nonpublic information. I understand that preclearance will be in effect only on the day on which approval is granted.

Employee Name (please print):	Date:

Employee Signature:

For Use by Person to Whom Request is Submitted:

Denied:	Approved:	Date:

APPENDIX A2 - PRECLEARANCE FORM FOR PUBLICLY TRADED DEBT SECURITIES

Investment Information

Investment Type:	Debt (indicate issue):	Issuer:

Transaction Information

Transaction Type: Buy:	Sell:
Trade Date:	Quantity:	Broker/Dealer:

1)	Is the Security being offered in an initial public offering?
	Yes	(Preclearance Request DENIED.)
	No	(Go to Question 2.)

2)	Has the Covered Person engaged in 20 or more purchase or sale orders during the previous 30 days?
	Yes	(Preclearance request DENIED, unless Covered Person is a Non-Resident Covered Person, in which case, go to Question 3.)
	No	(Go to Question 3.)

3)	Is the Security one that has been traded or will be traded for a client on the same day?
	Yes	(Preclearance Request DENIED, unless exception is granted by CCO, in which case, go to Question 4.)
	No	(Go to Question 4.)

4)	Does the transaction size exceed the following thresholds?

(A) Purchases or sales of up to $1,000,000 (in market value or face amount whichever is lesser) per calendar month per issuer of Fixed Income Securities issued by a Qualified Foreign Government.

(B)   Purchases or sales of the following dollar values (measured in market value or face amount, whichever is lesser) of corporate debt Securities, mortgage-backed and other asset-backed Securities, Tax-Exempt Municipal Bonds, taxable state, local and municipal Fixed Income Securities, structured notes and loan participations, and foreign government debt Securities issued by non-qualified foreign governments (collectively, “Relevant Debt Security”):

(I)     Purchases or sales of up to $100,000 per calendar month per issuer if the original issue size of any Relevant Debt Security being purchased or sold (“Original Issue Size”) was less than $50 million;

(II) Purchases or sales of up to $500,000 per calendar month per issuer if the Original Issue Size was at least $50 million but less than $100 million; or

(III) Purchases or sales of up to $1,000,000 per calendar month per issuer if the Original Issue Size was at least $100 million.

	Yes	(Preclearance Request DENIED, unless exception is granted by CCO, in which case, go to Question 5.)
	No	(Go to Question 5.)

5)

Does the proposed transaction present a potential conflict of interest with clients resulting from any Securities ownership or significant business activities of the Covered Person or should the preclearance request be denied for any other reason including without limitation inconsistencies with standards of business conduct contained in the Code of Ethics?

	Yes	(Preclearance request DENIED.)
	No	(Preclearance request GRANTED.)

You are reminded that unless excepted by the Code of Ethics, you must direct your broker to send duplicate trade confirmations and periodic statements to Linda Pinkham for all Covered Securities. You must also provide quarterly transaction reports of any Covered Securities that are not reflected in the statements sent by your broker. Failure to report your transactions as required is a material breach of the Code of Ethics that may result in sanctions.

Representation and Signature: By executing this form, I represent that the information set forth above is accurate and correct to the best of my knowledge, and my trading in this Security is not based on any material nonpublic information. I understand that preclearance will be in effect only on the day on which approval is granted.

Employee Name (please print):	Date:

Employee Signature:

For Use by Person to Whom Request is Submitted:

Denied:	Approved:	Date:

APPENDIX B - PRECLEARANCE FORM FOR PRIVATE PLACEMENTS

Covered Persons must complete this Preclearance Form PRIOR to engaging in any personal transaction (unless excepted by the Code of Ethics).

Investment Information

Investment Type:	Debt (indicate issue):	Issuer:

Transaction Information

Transaction Type: Buy:	Sell:
Trade Date:	Quantity:	Broker/Dealer:

1.	Is the Security one that is within the universe of Securities purchased for Client Accounts?

	Yes	(Go to Question 2.)
	No	(Preclearance may be granted; go to Question 2.)

3.

Does the proposed transaction present a potential conflict of interest with clients resulting from any Securities ownership or significant business activities of the Covered Person or should the preclearance request be denied for any other reason including without limitation inconsistencies with standards of business conduct contained in the Code of Ethics?

	Yes	(Preclearance request DENIED.)
	No	(Preclearance may be granted.)

You are reminded that unless excepted by the Code of Ethics, you must direct your broker to send duplicate trade confirmations and periodic statements to Linda Pinkham for each Personal Account. You must also provide quarterly reports of any Securities in Personal Accounts that are not reflected in the statements sent by your broker. Failure to report your transactions as required is a material breach of the Code of Ethics that may result in sanctions.

Representation and Signature

By executing this form, I represent that the information set forth above is accurate and correct to the best of my knowledge, and my trading in this Security is not based on any material nonpublic information. I understand that preclearance will be in effect for the length of time reasonably required to effect the transaction, or thirty (30) days from the day preclearance was granted, whichever is shorter.

Employee Name (please print):	Date:

Employee Signature:

For Use by Person to Whom Request is Submitted:

Denied:	Approved:	Date:

.

SCHEDULE I

CODE OF ETHICS

INITIAL HOLDINGS REPORT

(Due Within Ten (10) Days of Becoming Associated With Adviser)

Name: ___________________________________________

BROKERAGE ACCOUNT HOLDINGS

I have completed the attached Brokerage Account Holdings Chart, listing all brokers or custodians with which I maintain an account in which I have any direct or indirect Beneficial Ownership interest. I understand that I have a duty to notify Stacey Seewald or her designee promptly if any new accounts are opened with a broker or custodian that should be added to the Brokerage Account Chart or if an existing account listed on the Brokerage Account Chart is moved to a different broker or custodian.

For each entity listed on the Brokerage Account Holdings Chart that contains any Covered Security, I have requested that Linda Pinkham or her designee receive duplicate copies of (i) trade confirmations within 5 days after any transaction in Covered Securities and (ii) brokerage statements (issued no less frequently than quarterly) listing Covered Securities. (A Covered Person shall not be required to submit Trade confirmations or brokerage statements for any transaction in a Personal Account over which such Covered Person has no direct or indirect influence or control.)

SANDLER AFFILIATED HOLDINGS

I have completed the attached Sandler Affiliated Holdings Chart listing all entities in which I have any direct or indirect Beneficial Ownership interests that are affiliated with Sandler Capital Management (“Sandler”), other than Sandler’s 401(k).

OTHER HOLDINGS

To the extent that I own a Covered Security which is not held at an entity listed in either the Brokerage Account Holdings Chart or the Sandler Affiliated Holdings Chart, such as Limited Offerings (including private placements and hedge fund interests in entities other than Sandler affiliates), I have listed such Covered Securities on the attached Other Holdings Chart.

Signature: ________________________________	Date: _______________________________

BROKERAGE ACCOUNT HOLDINGS

Name of Sandler Employee: __________________________________

Please complete the following chart for each brokerage and custodial account in which you have a direct or indirect Beneficial Ownership. Accounts in which you have a Beneficial Ownership interest include, without limitation, accounts owned by members of your immediate family sharing the same household or, in the case of your minor children or spouse, even if they do not share the same household. Please refer to the Compliance Manual for the definition of Beneficial Ownership.

The following chart sets forth all brokerage and custodial accounts in which I have a direct or indirect Beneficial Ownership interest as of the date hereof. On or prior to the date hereof, I have requested that each of the above brokers/custodians send duplicate copies of account statements and trading confirmations to Linda Pinkham of Sandler Capital Management. If I open any new brokerage or custodial account in which I have a direct or indirect Beneficial Ownership interest after the date hereof or move an existing account to a different broker or custodian, I will provide the above information with respect to such account to Stacey Seewald promptly after opening or moving such account and will request that each such broker or custodian send duplicate copies of brokerage statements and trading confirmations to the attention of Linda Pinkham at the offices of Sandler Capital Management.

Name on Account	Name of Broker/ Custodian	Account Number	Statement Frequency (e.g., monthly, quarterly)

Acknowledged and Agreed:

By:
Date:

SANDLER AFFILIATED HOLDINGS

Name of Sandler Employee: ___________________________________

The following chart sets forth all Sandler Capital Management affiliates (other than Sandler Capital Management’s 401(k)) in which I have a direct or indirect Beneficial Ownership interest (as defined in the Compliance Manual) as of the date hereof.

Name of Entity	Type of Interest (e.g., LP, GP, LLC, stockholder)

Acknowledged and Agreed:

By:
Date:

OTHER HOLDINGS

Name of Sandler Employee: __________________________________

The following chart sets forth all Covered Securities, such as Limited Offerings (including private placements and hedge fund interests), in which I have a direct or indirect Beneficial Ownership interest as of the date hereof which are not held in an account listed on the Brokerage Account Holdings Chart or listed on the Sandler Affiliated Holdings Chart.

Title of Investment (e.g., LP, GP, onshore or offshore)	Number of Shares or Units (or Face Value for bonds)	Exchange Ticker Symbol or CUSIP Number (if applicable)	Location Where Securities Are Held	Other Notes (e.g., restrictions, etc.)

Acknowledged and Agreed:

By:
Date:

SCHEDULE II

CODE OF ETHICS ANNUAL HOLDINGS REPORT

Name: __________________________________

BROKERAGE ACCOUNT HOLDINGS

I have reviewed the attached Brokerage Account Holdings Chart, listing all brokers or custodians with which I maintain an account in which I have any direct or indirect Beneficial Ownership interest. I understand that I have a duty to notify Stacey Seewald or her designee promptly if any new accounts are opened with a broker or custodian that should be added to the Brokerage Account Holdings Chart or if an existing account listed on the Brokerage Account Chart is moved to a different broker or custodian. To the extent that the Chart is inaccurate, I have corrected it.

For each entity listed on the Brokerage Account Holdings Chart that contains any Covered Security, Linda Pinkham or her designee receives duplicate copies of (i) trade confirmations within 5 days after any transaction in Covered Securities and (ii) brokerage statements (issued no less frequently than quarterly) listing Covered Securities. (A Covered Person shall not be required to submit trade confirmations or brokerage statements for any transaction in a Personal Account over which such Covered Person has no direct or indirect influence or control.)

SANDLER AFFILIATED HOLDINGS

I have reviewed the attached Sandler Affiliated Holdings Chart listing all entities in which I have any direct or indirect Beneficial Ownership interests that are affiliated with Sandler Capital Management (“Sandler”), other than Sandler’s 401(k). To the extent that the Chart is inaccurate, I have corrected it.

OTHER HOLDINGS

To the extent that I own a Covered Security which is not held at an entity listed in either the Brokerage Account Holdings Chart or the Sandler Affiliated Holdings Chart, such as Limited Offerings (including private placements and hedge fund interests in entities other than Sandler affiliates), I have listed such Covered Securities on the attached Other Holdings Chart.

Signature: _______________________________	Date: ___________________________________

BROKERAGE ACCOUNT HOLDINGS

Name of Sandler Employee: __________________________________

The following chart sets forth all brokerage and custodial accounts in which I have a direct or indirect Beneficial Ownership interest (as defined in the Compliance Manual) as of the date hereof. On or prior to the date hereof, I have requested that each of the above brokers/custodians send duplicate copies of account statements and trading confirmations to Linda Pinkham of Sandler Capital Management. If I open any new brokerage or custodial account in which I have a direct or indirect Beneficial Ownership interest after the date hereof or move an existing account to a different broker or custodian, I will provide the above information with respect to such account to Stacey Seewald promptly after opening or moving such account and will request that each such broker or custodian send duplicate copies of brokerage statements and trading confirmations to the attention of Linda Pinkham at the offices of Sandler Capital Management.

Name on Account	Name of Broker/Custodian	Account Number	Statement Frequency (e.g., monthly, quarterly)

Acknowledged and Agreed:

By:
Date:

SANDLER AFFILIATED HOLDINGS

Name of Sandler Employee: __________________________________

The following chart sets forth all Sandler Capital Management affiliates (other than Sandler Capital Management’s 401(k)) in which I have a direct or indirect Beneficial Ownership interest (as defined in the Compliance Manual) as of the date hereof.

Name of Entity	Type of Interest (e.g., LP, GP, LLC, stockholder)

Acknowledged and Agreed:

By:
Date:

OTHER HOLDINGS

Name of Sandler Employee: __________________________________

The following chart sets forth all Covered Securities, such as Limited Offerings (including private placements and hedge fund interests), in which I have a direct or indirect Beneficial Ownership interest as of the date hereof which are not held in an account listed on the Brokerage Account Holdings Chart or listed on the Sandler Affiliated Holdings Chart.

Title of Investment (e.g., LP, GP, onshore or offshore)	Number of Shares or Units (or Face Value for bonds)	Exchange Ticker Symbol or CUSIP Number (if applicable)	Location Where Securities Are Held	Other Notes (e.g., restrictions, etc.)

Acknowledged and Agreed:

By:
Date:

SCHEDULE III

CODE OF ETHICS QUARTERLY TRANSACTION REPORT

Name:
Quarter Ended Date:

Transactions Report (Check ONE of the following two boxes):

☐	During the quarter, there were no transactions in Covered Securities listed on the Other Holdings Chart attached to my Holdings Report.

☐

Following is a complete list of all transactions during the quarter in Covered Securities listed on the Other Holdings Chart attached to my Holdings Report, such as transactions in Limited Offerings (including private placements and hedge fund interests): (Attach additional pages if necessary).

Date of Transaction	Type of Transaction (purchase or sale)	Issuer and Type of Security	Ticker Symbol or CUSIP	No. of Shares or Principal Amount	Price per Share or Unit	Interest Rate and Maturity, if Bond Transaction	Broker, Dealer or Bank

New Brokerage Accounts (Check ONE of the following two boxes):

☐

No new accounts were established during the quarter with brokers, dealers or banks in which Securities are held or could be held, and with respect to which I have Beneficial Ownership (other than accounts which I have already reported to the CCO and with respect to which I have already requested that duplicate trade confirmations and brokerage statements be sent directly to Sandler Capital Management).

☐

The following new account(s) were established during the quarter with brokers, dealers or banks in which Securities are held or could be held, and with respect to which I have Beneficial Ownership which accounts have not already been reported to the CCO: (Attach additional pages if necessary).

Name and Address of Institution	Account Number(s)	Date Established	Name(s) on Account

I will immediately request that duplicate trade confirmations and brokerage statements be sent directly to Sandler Capital Management and provide copies of statements issued prior to the date hereof.

Quarterly Certification

I hereby certify that for each account listed on the Brokerage Account Holdings Chart attached to my Holdings Report, duplicate copies of account statements and trading confirmations are sent to Linda Pinkham or her designee.

I hereby further certify that during the quarter covered by this report I complied with all applicable requirements of the Code, and have reported to the CCO all transactions required to be reported under the Code. All information provided in this report is true and complete to the best of my knowledge.

Signed: Date:

SANDLER CAPITAL MANAGEMENT

CODE OF ETHICS ACKNOWLEDGEMENT

I hereby acknowledge receipt of the Sandler Capital Management Code of Ethics and any amendments made to such Code of Ethics since I began my association with Sandler Capital Management (the “Code”) and certify that I have read and understand it and agree to abide by it. I hereby represent that all my personal Securities transactions will be effected in compliance with the Code.

I also confirm that I have instructed all firms with which I have a Personal Account to supply duplicate copies of account statements and trading confirmations to Linda Pinkham or her designee. I further confirm that I will submit to Linda Pinkham or her designee the Annual Holdings Reports and Quarterly Transaction Reports when and as required by the Code.

(Signature)

(Print Name)

(Date)